Exhibit 99.1

HALOZYME RAISES 2025 FINANCIAL GUIDANCE AND REPORTS STRONG THIRD QUARTER 2025 FINANCIAL AND OPERATING RESULTS

Royalty Revenue Increased 52% YOY to Record $236 million and Total Revenue Increased 22% YOY to Record $354 million

Net Income Increased 28% YOY to $175 million; Adjusted EBITDA Increased 35% YOY to $248 million; GAAP Diluted EPS Increased 36% YOY to $1.43; Non-GAAP Diluted EPS Increased 35% YOY to $1.721

Raising 2025 Financial Guidance Ranges for Total Revenue to $1,300 - $1,375 million, Representing YOY Growth of 28% - 35%, Adjusted EBITDA to $885 - $935 million, Representing YOY Growth of 40% - 48% and Non-GAAP Diluted EPS to $6.10 - $6.50, Representing YOY Growth of 44% - 54%1

Announces Chief Financial Officer Transition Plan

SAN DIEGO, November 3, 2025 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the third quarter ended September 30, 2025 and provided an update on its recent corporate activities.
“Halozyme delivered another record quarter, with royalty revenue increasing 52% year-over-year to $236 million. This strong performance drove total revenue to a record $354 million, representing a 22% increase year-over-year. The continued success of our three established ENHANZE-enabled blockbuster therapies, DARZALEX SC, Phesgo, and VYVGART Hytrulo, highlights the strength of our royalty driven business model. Further expanding our near and long term opportunity, notable achievements this quarter include two new indication approvals: DARZALEX SC for smoldering multiple myeloma in Europe and the argenx VYVDURA pre-filled syringe in Japan for gMG and CIDP. These events result in achievement to date of 13 of our 15 growth catalysts announced in Q1, which include new product approvals, geographic expansion, and key reimbursement wins across major markets. We project achievement of the two remaining catalysts in Q4. Building on the progress to date, we project the revenue growth contribution of our four additional launched ENHANZE product, Ocrevus Zunuvo, Tecentriq Hybreza, Opdivo Qvantig and Rybrevant SC to increase in 2026 and beyond,” commented Dr. Helen Torley, President and CEO of Halozyme.
“Based on our continued strong performance of our core ENHANZE technology, we are pleased to raise our guidance ranges, with royalty revenue growth of approximately 50% for the full year. As we look ahead, our planned acquisition of Elektrofi represents a significant opportunity to amplify our opportunity in subcutaneous drug delivery by introducing a complementary high-concentration technology that has three large biopharma partner agreements in place. With royalty contributions from Elektrofi’s Hypercon projected to begin in 2030, we are building a multi-platform engine for long-term growth, positioning Halozyme to deliver sustained value for patients, partners, and our shareholders,” said Dr. Torley.

Halozyme also announced today a transition plan under which Nicole LaBrosse, Senior Vice President and Chief Financial Officer (CFO) will continue as CFO until a new Chief Financial Officer is hired, or until March 30, 2026, and then, depart to pursue a new professional opportunity. An external search is being initiated to identify the successor.
“I thank Nicole for her contributions over the past four years as we delivered on our growth strategy,” added Dr. Torley. “We look forward to our next chapter of growth, one in which a diverse range of capital market transactions and M&A will play a key role.”

Third Quarter and Recent Corporate Highlights:
•In September 2025, Halozyme agreed to acquire Elektrofi, Inc. (“Elektrofi”), a biopharmaceutical company with an ultra-high concentration microparticle technology for biologics, branded Hypercon™. Under the terms of the Agreement and Plan of Merger, Halozyme will acquire Elektrofi for $750 million in upfront consideration and up to three $50 million milestone payments contingent upon three separate product regulatory approvals. The transaction is expected to close in the fourth quarter of 2025, subject to completion of antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.
•In June 2025, Halozyme initiated the third $250 million share repurchase tranche under the $750 million approved program from February 2024. As of September 30, 2025, $92.3 million has been used to repurchase approximately 1.7 million shares at an average price of $52.89 per share.

Third Quarter and Recent Partner Highlights:
•In September 2025, argenx received approval from the Ministry of Health, Labour and Welfare in Japan for VYVDURA® prefilled syringe for self-injection for the treatment of adult patients with generalized myasthenia gravis and adult patients with chronic inflammatory demyelinating polyneuropathy.
•In July 2025, Janssen announced the European Commission approved a new indication for DARZALEX® SC as a monotherapy for the treatment of adult patients with smouldering multiple myeloma at high risk of developing multiple myeloma.

Third Quarter 2025 Financial Highlights:
•Revenue was $354.3 million, compared to $290.1 million in the third quarter of 2024. The 22% year-over-year increase was primarily driven by royalty revenue growth and an increase in product sales, partially offset by a decrease in milestone revenues.
Revenue included $236.0 million in royalties, an increase of 52% compared to $155.1 million in the third quarter of 2024, primarily driven by continued sales uptake of ENHANZE® partner products that have launched since 2020, predominantly by VYVGART® Hytrulo by argenx, DARZALEX® SC by Janssen and Phesgo by Roche in all geographies.
•Cost of sales was $55.2 million, compared to $49.4 million in the third quarter of 2024. The increase in cost of sales was primarily due to an increase in product sales, material scrap and labor allocation initiatives.
•Amortization of intangibles expense remained flat at $17.8 million, compared to the third quarter of 2024.

•Research and development expense was $17.3 million, compared to $18.5 million in the third quarter of 2024. The decrease in research and development expense was primarily due to lower compensation expense driven by resource optimization and labor allocation initiatives, and timing of planned investments in ENHANZE® related to the development of our new high-yield rHuPH20 manufacturing process.
•Selling, general and administrative expense was $46.1 million, compared to $41.2 million in the third quarter of 2024. The increase was primarily due to an increase in consulting and professional service fees, including litigation costs incurred in connection with a patent infringement litigation case and diligence costs incurred in support of the planned acquisition of Elektrofi, partially offset by lower compensation expense.
•Operating income was $217.9 million, compared to $163.2 million in the third quarter of 2024.
•Net income was $175.2 million, compared to $137.0 million in the third quarter of 2024.
•Non-GAAP net income was $206.8 million, compared to $165.2 million in the third quarter of 2024.
•EBITDA was $238.3 million, compared to $183.6 million in the third quarter of 2024. Adjusted EBITDA was $248.2 million, compared to $183.6 million in the third quarter of 2024.1
•GAAP diluted earnings per share was $1.43, compared to $1.05 in the third quarter of 2024. Non-GAAP diluted earnings per share was $1.72, compared to $1.27 in the third quarter of 2024.1
•Cash, cash equivalents and marketable securities were $702.0 million on September 30, 2025, compared to $596.1 million on December 31, 2024. The increase was primarily a result of cash generated from operations, partially offset by share repurchase activities.

Financial Outlook for 2025
The Company is raising its 2025 financial guidance ranges, which were last updated on August 5th, 2025 excluding the impact of the accounting treatment of the Elektrofi transaction.
For the full year 2025, the Company expects:

•Total revenue of $1,300 million to $1,375 million, representing growth of 28% to 35% over 2024 total revenue, primarily driven by increases in royalty revenue. Revenue from royalties of $850 million to $880 million, representing growth of 49% to 54% over 2024.
•Adjusted EBITDA of $885 million to $935 million, representing growth of 40% to 48% over 2024.
•Non-GAAP diluted earnings per share of $6.10 to $6.50, representing growth of 44% to 54% over 2024. The Company’s earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2025 Financial Guidance

	Previous Guidance Range	New Guidance Range
Total Revenue	$1,275 to $1,355 million	$1,300 to $1,375 million
Royalty Revenue	$825 to $860 million	$850 to $880 million
Adjusted EBITDA	$865 to $915 million	$885 to $935 million
Non-GAAP Diluted EPS	$6.00 to $6.40	$6.10 to $6.50

1 EBITDA, Adjusted EBITDA and Non-GAAP Diluted EPS are Non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures. Reconciliations between GAAP reported and Non-GAAP financial information for actual results are provided at the end of this earnings release.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the third quarter ended September 30, 2025 today, Monday, November 3, 2025, at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link: https://registrations.events/direct/Q4I78137280. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the subcutaneous delivery of injected drugs and fluids, with the goal of improving the patient experience with rapid subcutaneous delivery and reduced treatment burden. Having touched one million patient lives in post-marketing use in ten commercialized products in at least one major region and across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical and Acumen Pharmaceuticals.
Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technologies that are designed to provide commercial or functional advantages such as improved convenience, reliability and tolerability, and enhanced patient comfort and adherence. The Company has two commercial proprietary products, Hylenex® and XYOSTED®, partnered commercial products and ongoing product development programs with Teva Pharmaceuticals and McDermott Laboratories Limited, an affiliate of Viatris Inc.
Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.
For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations and intellectual property litigation costs, and certain adjustments to income tax expense. The Company calculates Non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating Non-GAAP diluted earnings. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations and intellectual property litigation costs. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations of forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides Non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations and the GAAP measures may be materially different than the Non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures.
The Company considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2025) and expectations for future growth, profitability, total revenue, royalty revenue, EBITDA, Adjusted EBITDA, and Non-GAAP diluted earnings-per-share, potential share repurchases under its share repurchase program and potential expansion of the Company’s platform through acquisitions, future plans, objectives, expectations and intentions relating to the planned Elektrofi transaction, such potential transaction’s expected impact and contributions to the Company’s operations and financial results, and the expected timing on the announced CFO transition. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE® and its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and clinical data, regulatory submissions and product launches, the size, demand and growth prospects of our partners’ drug franchises, potential new or expanded collaborations (including potential HVAI and SVAI collaborations) and collaborative targets and regulatory review, and potential approvals of new partnered or proprietary products, and the potential timing of these events. Forward-looking statements regarding the Elektrofi transaction may include the anticipated significance and timing of royalty contributions, the timing and ability to obtain requisite regulatory approvals and the expected timing of the closing of such transition. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the timing of the CFO transition, the execution of the Company’s share repurchase program or planned platform expansion through acquisitions, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, uncertainties related to tariff, trade and pharmaceutical pricing policies and tax legislation, unexpected adverse events or patient outcomes and competitive conditions. Risks and uncertainties relating to the Elektrofi transaction include the inability of the parties to successfully or timely consummate a transaction, including the ability to finance the transaction, the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined group or the expected benefits of a transaction, unexpected levels of the combined group's revenues, expenditures and costs, unexpected results or delays in the growth of the combined group's business, or in the development, regulatory review or commercialization of the combined group's partnered or proprietary products, unexpected early expiration or termination of the patent terms for the combined group's drug delivery technologies, unexpected levels of revenues (including royalty revenue received from the combined group's collaboration partners and revenues from proprietary product sales), expenditures and costs, unexpected results or delays in the growth of the combined group's business (including as a result of unexpected conversion rates) or other proprietary product revenues, or in the development, regulatory review or commercialization of the combined group's partnered products, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.
Contacts:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Sydney Charlton
Teneo
917-972-8407
sydney.charlton@teneo.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Royalties	$236,038	$155,061	$609,869	$400,572
Product sales, net	94,228	86,659	253,779	224,128
Revenues under collaborative agreements	23,998	48,364	81,196	92,616
Total revenues	354,264	290,084	944,844	717,316
Operating expenses
Cost of sales	55,242	49,426	150,004	117,362
Amortization of intangibles	17,762	17,762	53,286	53,287
Research and development	17,251	18,458	49,593	58,607
Selling, general and administrative	46,088	41,241	130,064	112,086
Total operating expenses	136,343	126,887	382,947	341,342
Operating income	217,921	163,197	561,897	375,974
Other income (expense)
Investment and other income, net	5,333	6,474	19,042	16,499
Interest expense	(4,296)	(4,524)	(13,215)	(13,555)
Income before income tax expense	218,958	165,147	567,724	378,918
Income tax expense	43,733	28,136	109,244	71,839
Net income	$175,225	$137,011	$458,480	$307,079

Earnings per share
Basic	$1.49	$1.08	$3.80	$2.42
Diluted	$1.43	$1.05	$3.68	$2.37

Weighted average common shares outstanding
Basic	117,219	126,850	120,570	126,969
Diluted	122,331	130,134	124,449	129,526

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$419,665	$115,850
Marketable securities, available-for-sale	282,298	480,224
Accounts receivable, net and contract assets	346,035	308,455
Inventories	185,796	141,860
Prepaid expenses and other current assets	94,955	38,951
Total current assets	1,328,749	1,085,340
Property and equipment, net	71,420	75,035
Prepaid expenses and other assets	55,698	80,596
Goodwill	416,821	416,821
Intangible assets, net	348,544	401,830
Deferred tax assets, net	—	3,855
Total assets	$2,221,232	$2,063,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,360	$10,249
Accrued expenses	111,183	128,851
Current portion of long-term debt, net	710,685	—
Total current liabilities	837,228	139,100
Long-term debt, net	800,072	1,505,798
Other long-term liabilities	71,799	54,758
Deferred tax liabilities, net	8,218	—
Total liabilities	1,717,317	1,699,656

Stockholders’ equity
Common stock	118	123
Additional paid-in capital	23,909	—
Accumulated other comprehensive (loss) income	(22,258)	3,829
Retained earnings	502,146	359,869
Total stockholders’ equity	503,915	363,821
Total liabilities and stockholders’ equity	$2,221,232	$2,063,477

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2025	2024
GAAP Net Income	$175,225	$137,011
Adjustments
Investment and other income, net	(5,334)	(6,475)
Interest expense	4,296	4,524
Income tax expense	43,733	28,136
Depreciation and amortization	20,420	20,360
EBITDA	238,340	183,556
Adjustments
Transaction costs for business combinations(1)	3,871	—
Intellectual property litigation costs(2)	6,038	—
Adjusted EBITDA	$248,249	$183,556

(1)Amount represents incremental costs including legal and advisory fees incurred in association with the pending acquisition of Elektrofi.
(2)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck Sharp & Dohme Corp. (“Merck”). These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,
	2025	2024
GAAP Net Income	$175,225	$137,011
Adjustments
Share-based compensation	12,160	12,578
Amortization of debt discount	1,858	1,841
Amortization of intangible assets	17,762	17,762
Transaction costs for business combinations(1)	3,871	—
Intellectual property litigation costs(2)	6,038	—
Income tax effect of above adjustments(3)	(10,120)	(4,033)
Non-GAAP Net Income	$206,794	$165,159

GAAP Diluted EPS	$1.43	$1.05
Adjustments
Share-based compensation	0.10	0.10
Amortization of debt discount	0.02	0.01
Amortization of intangible assets	0.15	0.14
Transaction costs for business combinations(1)	0.03	—
Intellectual property litigation costs(2)	0.05	—
Income tax effect of above adjustments(3)	(0.08)	(0.03)
Non-GAAP Diluted EPS	$1.72	$1.27

GAAP Diluted Shares	122,331	130,134
Adjustments
Adjustment for dilutive impact of Senior 2028 Convertible Notes(4)	(2,014)	(293)
Non-GAAP Diluted Shares	120,317	129,841
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1)Amount represents incremental costs including legal and advisory fees incurred in association with the pending acquisition of Elektrofi.
(2)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck. These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.
(3)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from share-based compensation, and the quarterly impact of other discrete items.
(4)Adjustment made for the dilutive effect of our Convertible Senior Notes due 2028 when the effect is not the same on a GAAP and Non-GAAP basis for the reporting period.